EXHIBIT 99.1

SPX Announces 10b5-1 Plan

CHARLOTTE, NC - June 27, 2005 - SPX Corporation (NYSE:SPW) today announced that it has adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock in accordance with the share repurchase program authorized by its Board as announced on March 28, 2005. The plan becomes effective today, and during its term all company repurchases will be made pursuant to the plan.

As part of its re-capitalization strategy announced on March 3, 2005, the company has a target of repurchasing approximately 10 million shares of its stock during 2005. To date in 2005, SPX has repurchased approximately 1.6 million shares. In addition, the company has reduced debt by 70% and completed the divestiture strategy undertaken in 2004, further increasing its financial flexibility.

SPX Corporation is a leading global provider of thermal equipment and services, flow technology, test and measurement solutions and industrial products and services. For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Contact:

Jeremy W. Smeltser (Investors)

704-752-4478

E-mail: investor@spx.com

Tina Betlejewski (Media)

704-752-4454

E-mail: media@spx.com